THIRD AMENDMENT TO

SUB-ADVISORY AGREEMENT

This Third Amendment (the “Amendment”), effective January 1, 2025, is entered into by and among Empower Capital Management, LLC (the “Adviser”), a Colorado limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “1940 Act”), T. Rowe Price Investment Management, Inc., a Maryland corporation registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Sub-Adviser”), and Empower Funds, Inc., a Maryland corporation (the “Fund”), on behalf of the Empower T. Rowe Price Mid Cap Growth Fund.

WHEREAS, the Adviser, Sub-Adviser, and the Fund are parties to the Sub-Advisory Agreement dated March 7, 2022, as amended (the “Agreement”); and

WHEREAS, the Adviser, Sub-Adviser and the Fund desire to amend the Agreement on terms and conditions set forth herein.

NOW THEREFORE, in consideration of mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Article III, Compensation of Sub-Adviser, paragraph A, Investment Advisory Fee is hereby amended by replacing the fee schedule with the following schedule:

Fee Type	US$	US Mid-Cap Growth Equity
	Minimum Account Size	$1 Billion
Incremental	First $1 billion	50.00
Reset	When assets reach $1 billion	41.50	on all assets
Reset	When assets reach $2 billion	41.00	on all assets
Reset	When assets reach $3 billion	40.50	on all assets
Reset	When assets reach $5.5 billion	40.00	on all assets

The Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the flat 0.5% fee and flat 0.41% fee once assets exceed $2 billion, between the flat 0.41% fee and flat 0.405% fee once assets exceed $3 billion, and between the flat 0.405% fee and flat 0.4% fee once assets exceed $5.5 billion. The credit will apply at an Aggregate Asset range between approximately $830 million and $1 billion, $1.975 billion and $2 billion, $2.963 billion and $3 billion, and $5.432 billion and $5.5 billion.

To accommodate circumstances where Aggregate Assets either approach or fall beneath $1 billion and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $1 billion, when the 0.415% flat fee would be triggered, or (b) fall below a threshold of approximately $830 million, where the 0.5% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.5% flat fee schedule and the flat 0.415% fee schedule by the difference between the current portfolio size for billing purposes and the $830 million threshold, divided by the difference between $1 billion and the $830 million threshold. The credit would approach $850,000 annually when Aggregate Assets were close to $1 billion and fall to zero at approximately $830 million.

The annualized transitional credit is determined as follows, and the appropriate portion thereof (based upon the number of days in the month) will be applied as a credit to fees assessed:

Current Portfolio Size for Billing Purposes - $830,000,000 x $850,000

$170,000,000.00

To accommodate circumstances where Aggregate Assets either approach or fall beneath $2 billion and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $2 billion, when the 0.41% flat fee would be triggered, or (b) fall below a threshold of approximately $1.975 billion, where the 0.415% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.415% flat fee schedule and the flat 0.41% fee schedule by the difference between the current portfolio size for billing purposes and the $1.975 billion threshold, divided by the difference between $2 billion and the $1.975 billion threshold. The credit would approach $100,000 annually when Aggregate Assets were close to $2 billion and fall to zero at approximately $1.975 billion.

The annualized transitional credit is determined as follows, and the appropriate portion thereof (based upon the number of days in the month) will be applied as a credit to fees assessed:

Current Portfolio Size for Billing Purposes - $1,975,903,614.46 x $100,000

$24,096,385.54

To accommodate circumstances where Aggregate Assets either approach or fall beneath $3 billion and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $3 billion, when the 0.405% flat fee would be triggered, or (b) fall below a threshold of approximately $2.963billion, where the 0.41% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.41% flat fee schedule and the flat 0.405% fee schedule by the difference between the current portfolio size for billing purposes and the $2.963billion threshold, divided by the difference between $3 billion and the $2.963billion threshold. The credit would approach $150,000 annually when Aggregate Assets were close to $3 billion and fall to zero at approximately $2.963billion.

The annualized transitional credit is determined as follows, and the appropriate portion thereof (based upon the number of days in the month) will be applied as a credit to fees assessed:

Current Portfolio Size for Billing Purposes - $2,963,414,634.15 x $150,000

$36,585,365.85

To accommodate circumstances where Aggregate Assets either approach or fall beneath $5.5 billion and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $5.5 billion, when the 0.4% flat fee would be triggered, or (b) fall below a threshold of approximately $5.432 billion, where the 0.405% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.405% flat fee schedule and the flat 0.4% fee schedule by the difference between the current portfolio size for billing purposes and the $5.432 billion threshold, divided by the difference between $5.5 billion and the $5.432 billion threshold. The credit would approach $275,000 annually when Aggregate Assets were close to $5.5 billion and fall to zero at approximately $5.432 billion.

The annualized transitional credit is determined as follows, and the appropriate portion thereof (based upon the number of days in the month) will be applied as a credit to fees assessed:

Current Portfolio Size for Billing Purposes - $5,432,098,765.43 x $275,000

$67,901,234.57

All other terms under paragraph A remain the same.

2.	Except as amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officials duly authorized, as of the date above.

EMPOWER CAPITAL MANAGEMENT, LLC

By:	/s/ Jonathan D. Kreider
Name: Jonathan D. Kreider
Title: President & Chief Executive Officer

EMPOWER FUNDS, INC., on behalf of the Empower T. Rowe Price Mid Cap Growth Fund

By:	/s/ Kelly New
Name: Kelly New
Title: Chief Financial Officer & Treasurer

T. ROWE PRICE INVESTMENT MANAGEMENT, INC.

By:	/s/ Terence Baptiste
Name: Terence Baptiste
Title: Vice President

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